Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces Election of Greg Norden as Chief Financial Officer

Madison, N.J., June 28, 2007 — Robert Essner, Chairman and Chief Executive Officer of Wyeth (NYSE:WYE), announced today the election of Greg Norden, 49, to the position of Senior Vice President and Chief Financial Officer, Wyeth.

Mr. Norden, previously Executive Vice President and Chief Financial Officer at Wyeth Pharmaceuticals, has been with Wyeth since 1989. He has held positions of increasing responsibility, including Senior Vice President, Finance and Chief Financial Officer, American Home Food Products; and Senior Vice President and Chief Financial Officer, Wyeth Laboratories — North America. He served as Executive Vice President and Chief Financial Officer, Wyeth Pharmaceuticals since 2000.

Prior to joining Wyeth, Mr. Norden was employed by Arthur Andersen & Company in New York. He has earned an undergraduate degree from the State University of New York at Plattsburgh and a Master of Science in Accounting from C. W. Post College. He is also licensed as a certified public accountant.

Mr. Norden succeeds Kenneth J. Martin, who had previously announced his plans to leave the Company effective June 30, 2007.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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